Exhibit 1.3

Carcetti Capital Corp.

Form of Proxy – Annual General and Special Meeting to be held on Oct 30, 2025

ODYSSEY
Trader's Bank Building
1100, 67 Yonge Street
Toronto ON M5E 1J8

Appointment of Proxyholder
I/We being the undersigned holder(s) of **Carcetti Capital Corp.** (the "**Company**") hereby appoint Glenn Kumoi or failing this person, Jonathan Awde

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein:

as my/our proxyholder with full power of substitution and to attend, act, and to vote for and on behalf of the holder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the **Annual General and Special Meeting** of **Carcetti Capital Corp.** to be held at 1200 Waterfront Centre, 200 Burrard St., Vancouver, BC, Canada V7X 1T2 at **10:00 AM PST** or at any adjournment thereof.

	For	Against
1. **Number of Directors.** To set the number of directors to be elected at the Meeting to six (6).	☐	☐

2. Election of Directors.

	For	Against		For	Against
a. **Jonathan Awde**	☐	☐	b. **Jason Kosec**	☐	☐
c. **Richard Silas**	☐	☐	d. **Audra Walsh**	☐	☐
e. **Robert Quartermain**	☐	☐	f. **Glenn Kumoi**	☐	☐

	For	Withhold
3. **Appointment of Auditors.** To re-appoint Davidson & Company, LLP as the auditor of the Company for the ensuing year and to authorize the directors to fix their remuneration.	☐	☐

	For	Against
4. **Amalgamation Resolution.** To consider and, if deemed appropriate, to pass, with or without variation, a special resolution, the full text of which is set forth in Appendix A to the management information circular of the Company dated September 30, 2025 (the "**Circular**"), to approve the amalgamation (the "**Amalgamation**") of the Company and 17276583 Canada Ltd., a wholly owned subsidiary of the Company ("**Subco**"), upon the terms and conditions set forth in the amalgamation agreement to be entered into between the Company and Subco (the "**Amalgamation Agreement**"), substantially in the form attached as Appendix B to the Circular, as the Amalgamation may be modified or amended in accordance with the terms of the Amalgamation Agreement upon execution.	☐	☐
5. **Omnibus Plan.** To consider, and if thought advisable, to pass an ordinary resolution to approve the Company's new 10% rolling omnibus equity incentive plan, as more particularly described in the Circular.	☐	☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/we authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, **this Proxy will be voted as recommended by Management.**

Signature(s):

Date

MM / DD / YY

Interim Financial Statements – Check the box to the right if you would like to receive interim financial statements and accompanying Management's Discussion & Analysis by mail. See reverse for instructions to sign up for delivery by email. ☐

Annual Financial Statements – Check the box to the right if you would like to NOT RECEIVE the Annual Financial Statements and accompanying Management's Discussion and Analysis by mail. See reverse for instructions to sign up for delivery by email. ☐

DN:

INSTEAD OF MAILING THIS PROXY, YOU MAY SUBMIT YOUR PROXY USING SECURE ONLINE VOTING AVAILABLE ANYTIME: This form of proxy is solicited by and on behalf of Management. Proxies must be received by 10:00 AM PST, on Oct 28, 2025. Notes to Proxy 1. Each holder has the right to appoint a person, who need not be a holder, to attend and represent them at the Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided on the reverse. 2. If the securities are registered in the name of more than one holder (for example, joint ownership, trustees, executors, etc.) then all of the registered owners must sign this proxy in the space provided on the reverse. If you are voting on behalf of a corporation or another individual, you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated. 3. This proxy should be signed in the exact manner as the name appears on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. 6. The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. To Vote Your Proxy Online please visit: https://vote.odysseytrust.com You will require the CONTROL NUMBER printed with your address to the right. If you vote by Internet, do not mail this proxy. To request the receipt of future documents via email and/or to sign up for Securityholder Online services, you may contact Odyssey Trust Company at https://odysseytrust.com/ca-en/help/. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. A return envelope has been enclosed for voting by mail.